FOR IMMEDIATE RELEASE	Contacts:	Media Relations
Tina Barry, (972) 673-7931 Greg Artkop, (972) 673-8470
Investor Relations Aly Noormohamed, (972) 673-6050

DR PEPPER SNAPPLE AUTHORIZES ADDITIONAL $1 BILLION SHARE REPURCHASE PROGRAM

Plano, TX, July 13, 2010 – Dr Pepper Snapple Group (NYSE: DPS) announced that its Board of Directors authorized the repurchase of an additional $1 billion of the Company’s common stock over the next three years. In total, the company has now authorized $2 billion of share repurchases of which $1.45 billion remains outstanding.

“With a focus on organic growth, continued strong free cash flow generation and the expected license payment from The Coca-Cola Company, we remain committed to returning excess cash to our shareholders,” said Larry Young, DPS President and CEO.

About Dr Pepper Snapple
Dr Pepper Snapple Group, Inc. (NYSE: DPS) is the leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have 6 of the top 10 non-cola soft drinks, and 9 of our 12 “power brands” are No. 1 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes Sunkist soda, 7UP, A&W, Canada Dry, Crush, Mott’s, Squirt, Hawaiian Punch, Peñafiel, Clamato, Schweppes, Venom Energy, Rose’s and Mr & Mrs T mixers. To learn more about our iconic brands and Plano, Texas-based company, please visit www.drpeppersnapple.com.

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